Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-63249) of Burlington Northern Santa Fe Corporation of our report dated June 24, 2003 relating to the financial statements of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan, which appears in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 26, 2003